Exhibit 99.2

Athlon Acquisition Corp., Sponsored by an Affiliate of Causeway Media Partners, Announces

Closing of $276 Million Initial Public Offering

New York, NY – January 14, 2021 – Athlon Acquisition Corp. (the “Company”) announced today that it closed its initial public offering of 27,600,000 units at $10.00 per unit, including 3,600,000 units issued pursuant to the exercise in full by the underwriter of its over-allotment option. The units are listed on The Nasdaq Capital Market (“Nasdaq”) and began trading under the ticker symbol “SWETU” on January 12, 2021. Each unit consists of one share of Class A common stock and one-half of one redeemable warrant, with each whole warrant exercisable to purchase one share of Class A common stock at a price of $11.50 per share. After the securities comprising the units begin separate trading, the shares of Class A common stock and warrants are expected to be listed on Nasdaq under the symbols “SWET” and “SWETW,” respectively.

The Company, sponsored by an affiliate of Causeway Media Partners, is led by Chief Executive Officer Chris Hickey and Chairman Mark Wan. The Company is a blank check company formed for the purpose of effecting a business combination. The Company intends to focus its search for business combination targets in the health, wellness and fitness sectors and the products, devices, applications, and technology driving growth within these verticals.

Jefferies LLC served as the sole book runner for the offering.

The offering was made only by means of a prospectus. Copies of the prospectus may be obtained from: Jefferies LLC, Attn: Equity Syndicate Prospectus Department, 520 Madison Avenue, 2nd Floor, New York, NY 10002, by telephone: 877-821-7388 or by email: Prospectus_Department@Jefferies.com.

Registration statements relating to these securities became effective on January 11, 2021. This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

FORWARD-LOOKING STATEMENTS

This press release contains statements that constitute “forward-looking statements,” including with respect to the anticipated use of the net proceeds. No assurance can be given that the net proceeds of the offering will be used as indicated. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the Risk Factors section of the Company’s registration statement and preliminary prospectus for the offering filed with the U.S. Securities and Exchange Commission (the “SEC”). Copies are available on the SEC’s website, www.sec.gov. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

Contact:

Athlon Acquisition Corp.

David Poltack

(617) 855-6333